Exhibit 99.1

JDSU Completes Acquisition of Network Solutions Test Business from Agilent

•	Strengthens Global Communications Test Leadership Position

•	Creates End-to-End Wireless Test Portfolio: Lab, Field & Service Assurance

•	Acquisition Includes Market-Leading LTE/4G Network Verification and Deployment Test Solutions

Milpitas, Calif., May 3, 2010—JDSU (NASDAQ: JDSU and TSX: JDU) today announced the successful close of its acquisition of the Network Solutions communications test business of Agilent. The acquisition includes the unit’s innovative Long Term Evolution (LTE), or 4G, network verification and deployment products. JDSU announced its intent to acquire Agilent’s Network Solutions business for $165 million in cash on February 11, 2010.

“We welcome a great team to JDSU,” said Tom Waechter, president and chief executive officer of JDSU. “This is a strategic acquisition that strengthens JDSU’s position as the world’s leading provider of communications network test solutions, including an end-to-end wireless test portfolio to address mobile backhaul, LTE deployment and other high-growth market opportunities.”

The business acquired from Agilent had annual revenue for its fiscal year ending October 31, 2009 of $162 million from global sales of service assurance monitoring systems, drive test and network protocol test instruments used by communications service providers and equipment manufacturers worldwide. The business, including approximately 700 employees in Colorado, the U.K., Singapore and Beijing, will be integrated into the existing Solutions Division of JDSU’s Communications Test and Measurement business segment. JDSU expects the acquisition to be accretive to non-GAAP earnings per share on a quarterly basis and for the full fiscal year starting in fiscal 2011.

The acquisition significantly expands JDSU’s communications test position, including in the emerging LTE/4G market sector for which more than 50 wireless carriers worldwide have announced pending deployments. LTE will provide significantly increased bandwidth to support the rapid growth of mobile data and video applications on handsets, notebooks, portable readers and gaming devices. The products acquired by JDSU are designed to support the LTE network verification, deployment and operational life-cycle.

New Product Lines for JDSU

Through this acquisition, JDSU now offers one of the industry’s most complete set of wireless test solutions, including the following offerings from Agilent’s Network Solutions portfolio:

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Service Assurance—Market leading service monitoring, troubleshooting and deployment solutions for maximum reliability, efficiency and customer satisfaction. Products include Agilent Assurance for Mobile Voice and Data, Agilent Assurance for MSS (Mobile Softswitch Voice Networks) and Agilent NgN Analysis Systems.

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Protocol Analyzers and Network Diagnostics—Network protocol analyzers for lab and field testing by network equipment manufacturers and wireless service providers, supporting protocols such as 3G/UMTS R8, Femtocell and emerging 4G/LTE networking technology. Products include Signaling Analyzer Real-Time (SART) Network Analyzer 10 GigE, Distributed Network Analyzer (DNA), Triple Play Analyzer (TPA) and Voice Quality Tester (VQT).

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Wireless Drive Test—Drive test network optimization platform and instruments used by service providers and NEMs that provide infrastructure equipment to measure performance and to optimize the integrity and quality of all the major established wireless networks and evolving technologies including LTE and WiMAX™. This multi-band, multi-technology receiver solution delivers advanced troubleshooting capabilities and greatly increases measurement and network deployment speeds.

JDSU also announced that it will be issuing grants of compensatory restricted stock unit awards to employees hired by JDSU in connection with the acquisition. The restricted stock unit awards to be granted to those employees by JDSU are generally comparable to equity awards that JDSU generally grants to its new employees. These grants were made under the JDS Uniphase Corporation 2005 Acquisition Equity Incentive Plan, which was approved by the Board of Directors of JDSU, but not submitted for the approval of the stockholders of JDSU.

These restricted stock unit awards were approved by the Compensation Committee of the JDS Uniphase Corporation Board of Directors on May 2, 2010. Pursuant to such approval, on May 15, 2010 JDSU will award restricted stock units covering a total of 743,483 shares of JDSU common stock. Awards will be granted to 544 employees.

The restricted stock units to be granted will contain the same terms and conditions as the standard form of restricted stock unit award agreement previously approved by the Board of Directors of JDSU. The material terms of the standard form of restricted stock unit agreement are as follows. Restricted stock units vest over a three (3) or four (4) year period in equal annual installments commencing upon the first anniversary of the grant date subject to the continuous active service of the grantee.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) enables broadband and optical innovation in the communications, commercial and consumer markets. JDSU is the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. JDSU is also a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at www.jdsu.com.

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Contacts

Press/Industry: Jim Monroe, +1 240-404-1922 or jim.monroe@jdsu.com

Investors: Michelle Levine, +1 408-546-4421 or michelle.levine@jdsu.com

Certain statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Such forward-looking statements include, but are not limited to any statement or implication that Agilent’s Network Solutions communications test operations, sales channels and business will be successfully incorporated into JDSU, or that Agilent’s Network Solutions communications test products described in this presentation (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company’s results of operations, business, and financial condition. These risks and uncertainties include the following, among other things: (a) our current visibility as to customer demand levels, future market growth and the timing, extent, location, requirements and nature of network build-outs and technology transitions, is extremely limited; (b) our ability to retain key employees within the Agilent business unit being acquired during the transition phase after the transaction closes; (c) our ability to integrate this new business into our Communications Test and Measurement business segment and corporate infrastructure without interruption to the operation of the business and while generating positive operating income; (d) the products may not (i) perform as expected without material defects, (ii) be manufactured at acceptable volumes, yields, and cost, (iii) be qualified and accepted by our customers, and (iv) successfully compete with products offered by our competitors, (e) anticipated synergies in product innovation and development and services may not materialize; and (f) factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements contained in this presentation are made as of the date hereof, and the Company does not assume any obligation to update or qualify any of the statements made herein.